Exhibit 21 -- List of Registrant's Subsidiaries

Subsidiaries of the Registrant:

     Carroll County Bank and Trust Company is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

     Mason-Dixon Merger Sub, Inc. is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

     Bank of Maryland is a wholly-owned subsidiary of Mason-Dixon Merger Sub, Inc.

     Mason-Dixon Capital Trust is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

     Mason-Dixon Capital Trust II is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

     Rose Shanis Financial Services, LLC is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.

     Bay Insurance, LLC is a wholly-owned subsidiary of Mason-Dixon Bancshares, Inc.


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